Exhibit 10.9

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is executed on December 23, 2008 and shall be effective as of June 1, 2008 between Temecula Valley Bank (“Bank”) and James W. Andrews (“Executive”).

R E C I T A L

Bank desires that Executive be employed as Senior Executive Vice President/Chief Lending Officer of Bank and Executive desires to be so employed subject to the terms and conditions herein stated.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the parties agree as follows:

1.	TERM OF EMPLOYMENT

1.1. Term. Bank hereby agrees to employ Executive, and Executive hereby accepts employment with Bank, for the period (the “Term”) commencing June 1, 2008 (“Commencement Date”), and terminating on such date and upon such terms as provided in Section 4 hereof. Upon termination of Executive’s employment hereunder, this Agreement shall simultaneously terminate except those provisions of this Agreement that are specifically intended to survive termination.

2.	DUTIES OF EXECUTIVE

2.1. Duties. Executive shall perform the duties of Senior Executive Vice President/Chief Lending Officer of Bank, which shall include oversight and management of all lending activities and the loan portfolio, as well as the duties assigned by Bank’s Chief Executive Officer and its Board of Directors, subject to the powers by law vested in Bank’s Board of Directors. Executive shall report directly to the Chief Executive Officer of Bank. During the Term, Executive shall perform the services herein contemplated to be performed by Executive with due care faithfully, diligently, to the best of Executive’s ability and in compliance with all applicable laws and Bank’s Articles of Incorporation and Bylaws.

2.2. Exclusivity. Executive shall devote substantially all of Executive’s productive time, ability and attention to the business of Bank during the Term. Executive shall not directly or indirectly render any services of a business, commercial or professional nature to any other person, firm or corporation for compensation without prior consent evidenced by a resolution duly adopted by Bank’s Board of Directors, or the Executive Committee thereof. Notwithstanding the foregoing, and provided that such investments or services shall not be in competition, directly or indirectly, in any manner with Bank, Executive may (i) make investments of a passive nature in any business or venture; and (ii) serve in any capacity in civic, charitable or social organizations.

3.	COMPENSATION AND BENEFITS

3.1. Salary. For Executive’s services hereunder, Bank shall pay, or cause to be paid, as annual gross base salary, to Executive in the amount of $275,000 beginning with the Commencement Date (“Base Salary”) during the Term, payable in equal installments in accordance with Bank’s normal payroll periods as in effect from time to time.

3.2. Bonus. For each year within the Term, Executive shall be entitled to an annual Incentive Bonus equal to 75 basis points of Pre-Tax Profit (as defined below) of Temecula Valley Bancorp Inc. (“Company”), paid by Bank, if the following conditions are met: 1) Bank receives a satisfactory rating on its most recent safety and soundness examination as determined by Bank’s Board of Directors in its sole discretion; and 2) Bank’s loan portfolio is rated satisfactory in its most recent safety and soundness examination as determined by Bank’s Board of Directors in its sole discretion (collectively, the “Conditions of Payment”). “Pre-Tax Profit” shall mean the net income of the Company, after payment of all bonus payments to Bank employees and before the payment of taxes. The Incentive Bonus shall be paid on or about March 15 of the calendar year following the calendar year in which it was earned. For the period from June 1, 2008 to December 31, 2008, subject to meeting the Conditions of Payment, the Incentive Bonus amount shall be calculated as follows: .75% of Pre-Tax Profit of the Company for 2008 divided by 12, and the result multiplied by 6. For the period from January 1, 2008 to June 1, 2008, subject to meeting the Conditions of Payment, Executive’s Bonus shall equal 2.5% of Pre-Tax Profits of the real estate industries group for 2008 divided by 12, and the result multiplied by 6.

3.3. Vacation. Executive shall be entitled to vacation leave in accordance with Bank policy, as may be established, amended and implemented, from time to time, in the sole discretion of Bank.

3.4. Equipment. Bank shall provide to Executive an automobile allowance equal to at least $1,000 per month.

3.5. Group Medical and Other Benefits. Bank shall provide for Executive’s participation in the medical and other benefit plans offered to other similarly titled employees of Bank, as may be established, amended and implemented, from time to time, in the sole discretion of Bank.

3.6. Sick Leave. Executive shall be entitled to sick leave in accordance with Bank policy, as may be established, amended and implemented, from time to time, in the sole discretion of Bank.

3.7. Club Membership and Dues. Bank shall pay monthly dues relative to a golf membership in the name of Executive, not to exceed $500 per month, until the termination of Executive’s employment for any reason or no reason.

3.8. Business Expenses. Executive shall be entitled to reimbursement by Bank for any ordinary and necessary business expenses incurred by Executive in the performance of Executive’s duties and in acting for Bank during the Term, provided that an independent officer of Bank approves such expenses in accordance with Bank policy. In accordance with Bank policy, Executive shall furnish to Bank adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of such payments as deductible business expenses of Bank.

4.	TERMINATION

4.1. Termination With Cause. Except as otherwise provided herein, this Agreement may be terminated by Bank, at Bank’s option with notice to Executive, upon the occurrence of any of the following events:

(a) A material breach by Executive of any of the express terms or provisions of this Agreement;

(b) Executive is charged with illegal activity or pleads guilty to or nolo contendere to, illegal activity;

(c) Executive has committed any illegal or dishonest act which would cause termination of coverage under Bank’s Bankers Blanket Bond as to Executive or termination of coverage as to Bank as a whole;

(d) Executive fails to perform or neglects Executive’s duties or commits an act of malfeasance or misfeasance in connection therewith;

(e) Executive becomes permanently disabled, as determined in good faith by the Board of Directors;

(f) Any regulatory agency having jurisdiction, requests Executive’s dismissal or removal, issues a notice of suspension or removal, finally removes, or suspends Executive from office;

(g) Any supervisory or regulatory authority having jurisdiction takes possession of the property and business of Bank; or

(h) The death of the Executive.

4.2. Termination Without Cause. During the Term, subject to provisions specifically intended to survive termination, this Agreement may be terminated by either party without cause upon written notice to the other.

4.3. Compensation Upon Termination. If Executive’s employment is terminated by Bank pursuant to Section 4.1 above, or by Executive pursuant to Section 4.2, Executive shall then only be entitled to receive that portion of his Base Salary due through the effective date of such termination. If Executive’s employment is terminated by Bank pursuant to Section 4.2, subject to any limitations on payments under applicable federal or state law, Executive shall be entitled to the same amount as if the termination had been pursuant to Section 4.1, plus twelve (12) months of Executive’s Base Salary (as in effect immediately prior to termination) payable in equal installments over the next twelve (12) months in accordance with Bank’s normal payroll practices.

5.	GENERAL PROVISIONS

5.1. Ownership of Books and Records; Confidentiality.

(a) All records or copies thereof of the accounts of customers, and any other records and books relating in any manner whatsoever to Bank customers, and all other files, books and records and other materials owned by Bank or used by it in connection with the conduct of its business, whether prepared by Executive or otherwise coming into his possession, shall be the exclusive property of Bank regardless of who actually prepared the original material, book or record. All such books and records and other materials, together with all copies thereof, shall be immediately returned to Bank by Executive on any termination of his employment; and

(b) During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of Bank customers, including knowledge of their financial condition, their financial needs, as well as their methods of doing business. Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or thereafter, except as required in the course of Executive’s employment with Bank. Executive shall not solicit any employee or Bank customer to become an employee or customer of another institution until one (1) year following the termination of Executive’s employment hereunder.

5.2. Assignment and Modification. This Agreement, and the rights and duties hereunder, may not be assigned by Executive. This Agreement may only be modified by the written agreement of Bank and Executive.

5.3. Notices. All notices required or permitted hereunder shall be in writing and shall be delivered in person, sent by courier, by facsimile or certified or registered mail, return receipt requested, postage prepaid as follows:

To Bank:	Temecula Valley Bank
27710 Jefferson Drive, Suite A100
Temecula, California 92590
Attn: Frank Basirico, Jr.,
Chief Executive Officer
Facsimile: (951) 346-5560

To Executive:	James W. Andrews
(as provided by Executive to Bank, from time to time)

With a copy to:	Stephanie E. Allen, Esq.
McAndrews, Allen & Matson
1100 South Coast Highway, Suite 308
Laguna Beach, CA 92651
Facsimile: (949) 497-0291

or to such other party or address as either of the parties may designate in a written notice served upon the other party in the manner provided herein. All notices required or permitted hereunder shall be deemed duly given and received on the date received if delivered in person, by courier or by facsimile, or on the third day next succeeding the date of mailing if sent by certified or registered mail, postage prepaid.

5.4. Successors. This Agreement shall be binding upon, and shall inure to the benefit of, the successors and assigns of the parties.

5.5. Entire Agreement. This Agreement constitutes the entire agreement between the parties, and all prior negotiations, representations, or agreements between the parties, whether oral or written, are merged into this Agreement. This Agreement may only be modified by an agreement in writing executed by both of the parties hereto.

5.6. Governing Law. This Agreement shall be construed in accordance with the laws of the State of California.

5.7. Executed Counterparts. This Agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement and each of which shall be an original for all purposes.

5.8. Section Headings. The various section headings are inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement or any section hereof.

5.9. Calendar Days/Close of Business. Unless the context so requires or the text otherwise specifies, all periods terminating on a given day, period of days or date shall terminate on the close of business on that day or date and references to “days” shall refer to calendar days.

5.10. Severability. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions or portions hereof, shall not be affected thereby.

5.11. Attorneys’ Fees. In the event that any party shall bring an action or arbitration in connection with the performance, breach or interpretation hereof, then the prevailing party in such action as determined by the court or other body having jurisdiction shall be entitled to recover from the losing party in such action, as determined by the court or other body having jurisdiction, all reasonable costs and expenses of litigation or arbitration, including reasonable attorneys’ fees, court costs, costs of investigation and other costs reasonably related to such proceeding, in such amounts as may be determined in the discretion of the court or other body having jurisdiction.

5.12. Rules of Construction. The parties hereby agree that the normal rule of construction, which requires the court to resolve any ambiguities against the drafting party, shall not apply in interpreting this Agreement. This Agreement has been reviewed by each party and counsel for each party (or such opportunity has been provided and declined) and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto. Each provision of this Agreement shall be interpreted in a manner to be effective and valid under applicable law, but if any provision shall be prohibited or ruled invalid under applicable law, the validity, legality and enforceability of the remaining provisions shall not, except as otherwise required by law, be affected or impaired as a result of such prohibition or ruling.

5.13. Restrictions on Timing of Distributions. Notwithstanding any provision of this Agreement to the contrary, distributions to Executive may not commence earlier than six (6) months after the date of a Separation from Service (as defined below) (or, if earlier, the date of death of Executive) if, pursuant to Internal Revenue Code Section 409A, as may be amended from time to time, Executive is considered a “specified employee” (under Internal Revenue Code Section 416(i)) of Bank if any stock of Bank or Company is publicly traded on an established securities market, or otherwise. In the event a distribution is delayed pursuant to this Section, the originally scheduled distribution shall be delayed for six months, and shall commence instead on the first day of the seventh month following Separation from Service. If payments are scheduled to be made in installments, the first six months of installment payments shall be delayed, aggregated and paid instead on the first day of the seventh month, after which all installment payments shall be made on their regular schedule. If payment is scheduled to be made in a lump sum, the lump sum payment shall be delayed for six months and instead be made on the first day of the seventh month. “Separation from Service” shall mean that Executive has experienced a termination of employment from Bank which will be deemed to have occurred where the facts and circumstances indicate that Executive and Bank reasonably anticipated that Executive would permanently reduce his level of bona fide service to Bank to a level not to exceed 25% of the average level of bona fide services provided to Bank in the immediately preceding 12 months.

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Bank:	TEMECULA VALLEY BANK

	By:	/s/ FRANK BASIRICO
Frank Basirico
Chief Executive Officer

Executive:	/s/ JAMES W. ANDREWS
James W. Andrews